EXHIBIT 99.1

Alta Mesa Announces Fourth Quarter & Full Year 2015 Financial Results and Operational Update

HOUSTON, March 29, 2016 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the fourth quarter and full year of 2015 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (888-347-8149).

Financial and operational highlights of note for 2015 include the following:

  Adjusted EBITDAX totaled $211.8 million
  Full year production totaled 6.9 MMBOE, or 18.8 MBOE/D
  Oil and liquids production totaled 4.9 MMBO, up 13% from 2014
  Oil and liquids increased to 71% of total production for 2015, up from 64% in 2014
  Proved reserves of 78.5 MMBOE at year-end 2015, up 38% from 2014

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) for the fourth quarter of 2015 was $55.8 million, compared to $61.8 million for the fourth quarter of 2014. Adjusted EBITDAX for the fourth quarter included a non-recurring, non-cash bonus accrual reduction of $12.9 million. Adjusted EBITDAX for full-year 2015 was $211.8 million compared to $261.4 million for full-year 2014. The change in adjusted EBITDAX between the annual periods is, in part, a result of lower average realized commodity prices, offset in part by, increased production, the shift in production mix to oil and natural gas liquids, and decreased operating and general and administrative costs. Adjusted EBITDAX for the first quarter of 2016 is estimated to be between $31 and $33 million.

Production

Production volumes for the fourth quarter of 2015 totaled 1.6 MMBOE, or an average of 17.4 MBOE/D, compared to 1.6 MMBOE or 17.8 MBOE/D for the fourth quarter of 2014. Production volumes for full-year 2015 totaled 6.9 MMBOE, or an average of 18.8 MBOE/D, compared to 6.7 MMBOE or 18.4 MBOE/D for full-year 2014. Alta Mesa's oil and natural gas liquids production was up 7% in 2015 compared to full year 2014 production. The increase in production is a result of continued development in the Sooner Trend and Weeks Island area. These production volumes include the effects of the Company’s divested Eagle Ford shale assets. Production in 2015 was comprised of 61% oil, 29% natural gas and 10% natural gas liquids. Production for the first quarter of 2016 is expected to average between 17 and 19 MBOE/D.

Realized Revenue & Hedging

Oil, natural gas and natural gas liquids revenues for the fourth quarter of 2015 totaled $48.3 million, compared to $87.2 million for the fourth quarter of 2014. Oil, natural gas and natural gas liquids revenues for full-year 2015 totaled $241.3 million compared to $431.1 million for full-year 2014. Realized prices for oil (including settlements of derivative contracts) for full year 2015 were $67.73 per barrel, compared to $93.38 per barrel in 2014. Realized prices for natural gas (including settlements of derivative contracts) for full year 2015 were $4.43 per MCF, compared to $4.87 per MCF in 2014. Alta Mesa has an active hedging program and as of December 31, 2015, had approximately 72% of its forecasted PDP production hedged through 2019 at average annual floor prices ranging from $2.92 per MMBtu to $4.50 per MMBtu for natural gas and $62.50 per Bbl to $72.27 per Bbl for oil.

Lease Operating Expenses

Total lease operating expenses for the fourth quarter of 2015, inclusive of production taxes, ad valorem taxes and workover expenses, were $23.1 million, compared to $25.7 million for the fourth quarter of 2014. Total lease operating expenses for full-year 2015, inclusive of production taxes, ad valorem taxes and workover expenses, were $93.4 million compared to $111.0 million for full-year 2014. The decrease between the two annual periods is primarily due to lower chemical and fuel usage expense, salt water disposal, marketing and gathering and lower taxes as a result of the decrease in revenue, partially offset by an increase in repairs and maintenance, compression and field services.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2015 were ($983,231) compared to $13.3 million for the fourth quarter of 2014. General and administrative expenses for full-year 2015 were $44.5 million compared to $69.2 million for full-year 2014. General and administrative expenses for the fourth quarter of 2015 included a non-recurring, non-cash bonus accrual reduction of $12.9 million. Excluding this non-recurring transaction, general and administrative expenses for the fourth quarter of 2015 would have been approximately $12 million.

Net Income (Loss)

Net Loss for the fourth quarter of 2015 was ($76.2) million, compared to a net income of $21.8 million for the fourth quarter of 2014. Net Loss for full-year 2015 was ($131.8) million, compared to net income of $99.2 million for full-year 2014. The difference in net income/(loss) between the annual periods is primarily due to a $101.8 million increase in non-cash impairment expense, principally in natural gas producing assets and a decrease in total revenue partially offset by lower lease operating expenses, exploration expense and general and administrative expense.

Reserves for 2015

The following table represents the change in proved reserves for 2015 (MBOE):

Balance at 12/31/14	56,923
Production	(6,865)
Purchases in place	-
Discoveries and extensions	30,432
Sales of reserves in place	(8,667)
Revisions	6,660
Balance at 12/31/15	78,483

Reserves at the end of 2015 are comprised of 44% oil, 33% natural gas and 23% natural gas liquids. Approximately 43% are proved developed reserves, with approximately 57% being proved undeveloped.

2016 Capital Expenditure Outlook

The Company's capital expenditure budget for 2016 is estimated to be $115 million as compared to capital expenditures of $224 million (excluding acquisitions) in 2015. Approximately $95 million, or 83% of 2016 capital expenditures will be targeted toward the Company's primary core assets in the STACK play in the Sooner Trend area of Oklahoma. The balance of the capital expenditure budget is estimated to be $10 million for Weeks Island Area and $10 million for all other areas.

Operational Highlights

STACK Play in Sooner Trend, Oklahoma:

Activity in this area is focused on the continued definition of a large-scale program of horizontal drilling and multi-stage hydraulic fracturing to develop the Mississippian Osage and Meramec, as well as the Oswego Lime and other formations. In the fourth quarter of 2015, the Company completed 10 horizontal wells in the Osage. The Company had five horizontal wells in progress as of the end of the fourth quarter of 2015, all of which were completed subsequent to the end of the quarter. Alta Mesa also participated in three other horizontal wells during the fourth quarter as a non-operator, targeting the Meramec and Osage. In 2015, the Company invested approximately $105 million in Sooner Trend. The Company plans to operate three to five drilling rigs during 2016 targeting the Osage, Meramec and other zones with horizontal drilling. Alta Mesa capital expenditures for 2016 are expected to be approximately $95 million for STACK development.  Additionally, the Company expects up to $192 million to be deployed in STACK drilling over the next 12 months through the joint venture drilling program with Bayou City Energy Management. As of December 31, 2015, Alta Mesa had a 70% average working interest in 381 gross producing wells, and had identified 135 PUD locations in this area. Average daily production for this core area in the fourth quarter of 2015 was approximately 9,500 BOE per day (76% oil and natural gas liquids), up 60% from the fourth quarter 2014 average daily production of 5,960 BOE per day (80% oil and natural gas liquids). The Company produced 3,218 MBOE net to its interest from this area in 2015, an increase of 86% compared to 1,734 MBOE in 2014. As of December 31, 2015 Alta Mesa had 67.0 MMBOE of proved reserves in this area (up from 28.3 MMBOE at 12/31/14), 68% of which is liquids with 37% being classified as proved developed reserves.

Weeks Island Area, Louisiana:

Alta Mesa’s assets in this area are comprised of the Weeks Island field, located in Iberia Parish and the Cote Blanche Island field in St. Mary Parish. Each of these is a historically-prolific oil field with multiple stacked pay zones that are structurally and stratigraphically trapped around a piercement salt dome, which the Company believes offer significant future opportunities for added production and reserves. As of December 31, 2015, the Company owned approximately 97% average working interest in a total of 41 gross producing wells, and had identified 8 PUD locations in the Weeks Island Area. Average daily production for the fourth quarter of 2015 was approximately 4,270 BOE per day. The Company produced 1,686 MBOE net to its interest from the Weeks Island Area in 2015 compared to 1,837 MBOE in 2014. Alta Mesa has allocated approximately $10 million of its 2016 capital expenditure budget to the Weeks Island Area, down from approximately $29 million in 2015 and plans to utilize at least one workover rig during 2016, as well as one drilling rig for a portion of the year. As of December 31, 2015, Alta Mesa had 5.9 MMBOE of proved reserves in these fields, approximately 92% of which is oil with 69% being classified as proved developed reserves.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Tuesday, March 29, 2016. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time (note that no conference ID is needed). A webcast of the call and any related materials will be available on Alta Mesa’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10083042.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner.  We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Our core properties are located in Oklahoma and Louisiana. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa’s: business strategy; reserves quantities and the present value of its reserves; financial strategy, liquidity and capital required for its development program;  future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing its properties; liquidity and access to capital; uncertainty regarding its future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates.  Prices for oil or gas began a severe decline in the third quarter of 2014 and remain depressed as of the date of this press release. Prices are currently below the average calculated for 2015, and sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Year Ended
	December 31,
	2015	2014	2013

	(dollars in thousands)
OPERATING REVENUES AND OTHER
Oil, natural gas, and natural gas liquids	$241,284	$431,152	$374,450
Other revenues	682	1,003	1,207
	241,966	432,128	375,657

Gain (loss) on sale of assets	67,781	87,520	(2,715)
Gain (loss) on derivative contracts	124,141	96,559	(17,150)
TOTAL OPERATING REVENUES AND OTHER	433,888	616,207	355,792
OPERATING EXPENSES
Lease and plant operating expense	71,736	73,820	70,450
Production and ad valorem taxes	15,131	28,214	26,369
Workover expense	6,511	8,961	13,679
Exploration expense	42,718	61,912	33,065
Depreciation, depletion, and amortization expense	143,969	141,804	118,558
Impairment expense	176,774	74,927	143,166
Accretion expense	2,076	2,198	2,133
General and administrative expense	44,454	69,198	47,023
TOTAL OPERATING EXPENSES	503,369	461,034	454,443
INCOME (LOSS) FROM OPERATIONS	(69,481)	155,173	(98,651)
OTHER INCOME (EXPENSE)
Interest expense, net	(61,750)	(55,797)	(55,064)
TOTAL OTHER INCOME (EXPENSE)	(61,750)	(55,797)	(55,064)
INCOME (LOSS) BEFORE STATE INCOME TAXES	(131,231)	99,376	(153,715)
(PROVISION FOR) STATE INCOME TAXES	(562)	(176)	—
NET INCOME (LOSS)	$(131,793)	$99,200	$(153,715)

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2015	2014

	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,869	$1,349
Restricted cash	105	23,793
Accounts receivable, net of allowance of $1,402 and $1,449, respectively	27,111	43,581
Other receivables	18,526	8,238
Receivables due from affiliate	1,053	25,500
Prepaid expenses and other current assets	4,774	2,132
Derivative financial instruments	62,631	59,803
Total current assets	123,069	164,396
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	525,942	686,176
Other property and equipment, net	11,097	11,505
Total property and equipment, net	537,039	697,681
OTHER ASSETS
Long-term restricted cash	—	900
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	1,199	1,634
Notes receivable due from affiliate	9,213	8,500
Advances to operators	37	619
Deposits and other assets	1,333	1,124
Derivative financial instruments	41,635	27,271
Total other assets	62,417	49,048
TOTAL ASSETS	$722,525	$911,125
LIABILITIES AND PARTNERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$84,002	$117,560
Current portion, asset retirement obligations	729	1,136
Total current liabilities	84,731	118,696
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	60,491	61,736
Long-term debt	717,775	761,142
Notes payable to founder	25,748	24,540
Other long-term liabilities	10,829	6,457
Total long-term liabilities	814,843	853,875
TOTAL LIABILITIES	899,574	972,571
Commitments and Contingencies
PARTNERS’ DEFICIT	(177,049)	(61,446)
TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$722,525	$911,125

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited - dollars in thousands)

	Year Ended December 31,
	2015	2014	2013

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(131,793)	$99,200	$(153,715)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	143,969	141,804	118,558
Impairment expense	176,774	74,927	143,166
Accretion expense	2,076	2,198	2,133
Amortization of loan costs	3,392	2,885	2,839
Amortization of debt discount	510	510	510
Dry hole expense	22,708	30,294	15,295
Expired leases	6,526	4,319	3,289
(Gain) loss on derivative contracts	(124,141)	(96,559)	17,150
Settlements of derivative contracts	106,949	9,493	18,177
Interest converted into debt	1,208	1,209	1,208
Interest on notes receivable due from affiliate	(713)	—	—
(Gain) loss on sale of assets	(67,781)	(87,520)	2,715
Changes in assets and liabilities:
Restricted cash unrelated to property divestiture	—	(106)	2,305
Accounts receivable	16,470	(95)	(2,771)
Other receivables	(10,288)	(5,686)	1,863
Receivables due from affiliate	(1,725)	—	—
Prepaid expenses and other non-current assets	(2,269)	7,251	4,477
Settlement of asset retirement obligation	(1,794)	(3,942)	(1,548)
Accounts payable, accrued liabilities, and other long-term liabilities	3,900	4,702	(3,132)
NET CASH PROVIDED BY OPERATING ACTIVITIES	143,978	184,884	172,519
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(223,604)	(366,090)	(311,438)
Acquisitions	(48,202)	(18,110)	(51,377)
Proceeds from sale of property	141,404	177,476	26,668
Proceeds from property divesture classified as restricted cash	—	41,590	—
Investment in restricted cash related to property divestitures	24,587	(24,587)	—
NET CASH USED IN INVESTING ACTIVITIES	(105,815)	(189,721)	(336,147)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	252,500	169,500	214,500
Repayments of long-term debt	(295,020)	(169,270)	(50,000)
Additions to deferred financing costs	(4,313)	(42)	(97)
Capital distributions	(3,810)	(539)	(24)
Capital contributions	20,000	—	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(30,643)	(351)	164,379
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,520	(5,188)	751
CASH AND CASH EQUIVALENTS, beginning of period	1,349	6,537	5,786
CASH AND CASH EQUIVALENTS, end of period	$8,869	$1,349	$6,537
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$56,579	$51,219	$50,731
Cash paid (received) during the period for state taxes	$751	$(123)	$18
Change in asset retirement obligations	$487	$2,643	$854
Asset retirement obligations assumed, purchased properties	$—	$3,002	$5,480
Change in accruals or liabilities for capital expenditures	$(34,160)	$23,858	$(14,085)
Non-cash divestiture of oil and gas properties	$—	$(34,000)	$—
Non-cash acquisition of property and land	$2,473	$—	$—

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q4-2015	2015
Natural Gas (per Mcf)	$2.35	$4.43
Oil (per Bbl)	69.46	67.73
Natural Gas Liquids (per Bbl)	16.74	16.01
Combined realized (per BOE)	48.42	50.73

Unhedged – Average Prices	Q4-2015	2015
Natural Gas (per Mcf)	$2.08	$2.57
Oil (per Bbl)	40.46	47.54
Natural Gas Liquids (per Bbl)	16.74	16.01
Combined (per BOE)	30.31	35.15

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, unrealized settlements of oil and gas derivative contracts and gain/loss on sale of assets. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa’s financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (dollars in thousands):

	Twelve Months Ended		Three Months Ended
	Dec 31,		Dec 31,
	2015	2014	2015	2014
Net Income (loss)	$(131,793)	$99,200	$(76,154)	$21,795
Adjustments to net income (loss):
Provision (benefit) for income taxes	562	176	(329)	(111)
Interest expense	62,473	55,812	16,075	14,190
Unrealized (gain) - oil & gas hedges	(17,192)	(87,065)	(11,162)	(78,677)
Exploration expense	42,718	61,914	5,552	17,897
Depreciation, depletion and amortization	143,969	141,804	32,052	39,447
Impairment expense	176,774	74,927	90,480	47,020
Accretion expense	2,076	2,198	497	663
(Gain) on sale of assets	(67,781)	(87,520)	(1,260)	(412)
Adjusted EBITDAX	$211,806	$261,444	$55,751	$61,812

Lance L. Weaver
(281) 943-5597
lweaver@altamesa.net